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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 8, 1994, which appears on page 51 of the 1993 Annual Report to Shareholders of Mattel, Inc., which is incorporated by reference in Mattel, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 30 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PRICE WATERHOUSE LLP

Los Angeles, California
August 3, 1994